As filed with the Securities and Exchange Commission on March 15, 2004
Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (No. 333-107429)

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

RAINBOW TECHNOLOGIES, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	95-3745398
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)
Rainbow Technologies, Inc.
50 Technology Drive
Irvine, California 92618
(Address of Principal Executive Offices) (Zip Code)

Rainbow Technologies, Inc. 2003 Stock Option Plan
(Full Title of the Plan)

Anthony A. Caputo
President
Rainbow Technologies, Inc.
50 Technology Drive
Irvine, California 92618
(949) 450-7300
(Name and Address of Agent for Service)
(Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Elizabeth R. Hughes, Esq.	Steve L. Camahort, Esq.
Venable LLP	Wilson Sonsini Goodrich & Rosati
Suite 1800	Professional Corporation
2 Hopkins Plaza	One Market
Baltimore, Maryland 21201	Spear Tower, Suite 3300
(410) 244-7400	San Francisco, California 94105

RECENT EVENTS: DEREGISTRATION

     The Registration Statement on Form S-8 (Registration No. 333-107429) (the “Registration Statement”) of Rainbow Technologies, Inc., a Delaware Corporation (“Rainbow”), pertaining to the registration of 600,000 shares of Rainbow common stock, par value $0.001 per share (“Rainbow Common Stock”), to which this Post-Effective Amendment No. 1 relates, was filed with the Securities and Exchange Commission on July 29, 2003.

     SafeNet, Inc., a Delaware corporation (“SafeNet”), Ravens Acquisition Corp., a Delaware corporation and wholly owned subsidiary of SafeNet (“Merger Sub”), and Rainbow entered into an Agreement and Plan of Reorganization dated as of October 22, 2003 (the “Merger Agreement”), pursuant to which, among other things, Merger Sub would be merged with and into Rainbow, Rainbow would become a wholly-owned subsidiary of SafeNet, and all outstanding shares of Rainbow Common Stock would be converted into the right to receive 0.374 of a share of SafeNet common stock, $0.01 par value per share (“SafeNet Common Stock”) and cash in lieu of any fractional share (these actions are collectively referred to as the “Merger”).

     On March 15, 2004, SafeNet held a special meeting of stockholders at which SafeNet stockholders approved the issuance of shares of SafeNet Common Stock in connection with the Merger. On March 15, 2004, Rainbow held a special meeting of stockholders at which Rainbow stockholders adopted the Merger Agreement. The Merger became effective as specified in a Certificate of Merger filed with the Secretary of State of the State of Delaware on March 15, 2004 (the “Effective Time”).

     As a result of the Merger, Rainbow has terminated all offerings of Rainbow Common Stock pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by Rainbow in the Registration Statement to remove from registration, by means of a post-effective amendment, any shares of Rainbow Common Stock which remain unsold at the termination of the offering, Rainbow hereby removes from registration all shares of Rainbow Common Stock registered under the Registration Statement which remain unsold as of the Effective Time.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baltimore, State of Maryland, on March 15, 2004.

RAINBOW TECHNOLOGIES, INC.

By:	/s/ Anthony A. Caputo

Name: Anthony A. Caputo
Title: President

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 has been signed by the following persons on March 15, 2004 in the capacities indicated.

Signature	Title

Anthony A. Caputo
/s/ Anthony A. Caputo	Director

Carole D. Argo
/s/ Carole D. Argo	Director